Exhibit 10.1

PURCHASE AND SALE AGREEMENT
between
Wells Fund XIII - REIT Joint Venture Partnership, as Seller

and
The Salvation Army, as Purchaser
Two Park Center
5550 Prairie Stone Parkway, Hoffman Estates, Illinois

As of March 31, 2014

SCHEDULE OF EXHIBITS

Exhibit “A”            Legal Description of Property

Exhibit “B”            List of Personal Property

Exhibit “C”            List of Commission Agreements

Exhibit “D”            Existing Environmental Report or Reports

Exhibit “E”            Intentionally Deleted

Exhibit “F”            Exception Schedule

Exhibit “G”            List of Service Contracts and Property Management Agreement

Exhibit “H”            Existing Survey

Exhibit “I”            Escrow Provisions

Exhibit “J”            List of Property Tax Appeals

SCHEDULE OF CLOSING STATEMENTS

Schedule 1        Not applicable

Schedule 2        Form of Assignment and Assumption of Service Contracts

Schedule 3        Form of General Assignment of Seller’s Interest in Intangible Property

Schedule 4        Form of Seller’s Certificate (as to Seller’s Representations and Warranties)

Schedule 5        Form of Seller’s FIRPTA Affidavit

Schedule 6        Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made and entered into as of the 31st day of March , 2014 (the “Effective Date”), by and between Wells Fund XIII - REIT Joint Venture Partnership, a Georgia general partnership (“Seller”), and The Salvation Army, an Illinois corporation (“Purchaser”).
W I T N E S S E T H:
WHEREAS, Seller desires to sell that certain improved real property commonly known as Two Park Center, 5550 Prairie Stone Parkway, Hoffman Estates, Illinois, together with certain related personal and intangible property of Seller, and Purchaser desires to purchase such real, personal and intangible property; and
WHEREAS, the parties hereto desire to provide for said sale and purchase on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:
ARTICLE 1.
PURCHASE AND SALE
1.1    Agreement to Sell and Purchase the Property. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and assign, and Purchaser agrees to purchase and assume, the following property (collectively, the “Property”):
(a)that certain tract or parcel of real property located in Cook County, Illinois, which is more particularly described on Exhibit “A” attached hereto, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting said real property (the “Land”);

(b)all buildings, structures and improvements now situated on the Land, including without limitation, all parking areas and facilities, improvements and fixtures located on the Land and owned by Seller (the “Improvements”);

(c)all carpeting, draperies, appliances, personal property (excluding any computer software which is either licensed to Seller or which Seller deems proprietary), machinery, apparatus and equipment owned by Seller and currently used exclusively in the operation, repair and maintenance of the Land and Improvements and situated thereon, and shall be conveyed by Seller to Purchaser subject to replacements and additions (of like character and value) in the ordinary course of Seller’s business (the “Personal Property”); provided, however, that the Personal Property does not include any property owned by tenants, contractors or licensees. (Personalty to be excluded and retained by Seller are as set forth on Exhibit “B”); and

(d)all intangible property, if any, owned by Seller and related to the Land, the Improvements and the Personal Property, including without limitation, the rights and interests, if any, of Seller in and to the following (to the extent assignable): (i) all assignable plans and specifications and other architectural and engineering drawings for the Land and Improvements; (ii) all assignable warranties or guaranties given or made in respect of the Improvements or Personal Property; (iii) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements; and (iv) all of the right, title and interest of Seller in and to all Service Contracts that Purchaser agrees to assume (the “Intangible Property”).

1.2    Permitted Exceptions. The Property shall be conveyed subject to (a) liens for Taxes, in each case not yet due and payable with respect to the Land and Improvements, (b) such state of facts as are disclosed and heretofore as accepted in writing by Purchaser in the existing survey identified on Exhibit “H” attached hereto (the “Existing Survey”) and such state of facts as disclosed by the Survey, and (c) such other easements, restrictions and encumbrances with respect to the Land and Improvements shown on the Survey that do not constitute Monetary Objections (as hereinafter defined) and that are approved by Purchaser in accordance with the provisions of Section 2.4 hereof (collectively, the “Permitted Exceptions”).
1.3    Earnest Money.
(a) Within two (2) Business Days after the Effective Date, Purchaser shall deliver $500,000 (the “Earnest Money”) to Chicago Title Insurance Company (the “Escrow Agent”) by federal wire transfer, which Initial Earnest Money shall be held and released by Escrow Agent in accordance with the escrow provisions set forth at Exhibit “I” hereto with respect to the Earnest Money (the “Escrow Agreement”).

(b) The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement. Interest and other income from time to time earned on the Earnest Money shall be earned for the account of Purchaser, and shall be a part of the Earnest Money.

1.4    Purchase Price. The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be the sum of Eight Million, Eight Hundred Twenty-Five Thousand Dollars ($8,825,000 U.S.). The Purchase Price shall be paid to Seller at the Closing as follows:
(a)    The Earnest Money shall be paid by Escrow Agent to Seller at Closing; and
(b) At Closing, the balance of the Purchase Price, after applying, as partial payment of the Purchase Price, the Earnest Money, and subject to prorations and other adjustments specified in this Agreement, shall be paid by Purchaser in immediately available funds to the Escrow Agent, for further delivery to an account or accounts designated by Seller.
1.5    Closing. The consummation of the sale by Seller and purchase by Purchaser of the Property (the “Closing”) shall be held on or before 3:00 p.m. Eastern Standard Time ten (10) Business Days following the expiration of the Inspection Period, time being of the essence with respect to Purchaser’s obligation to close on such date. The Closing shall take place by mail through the Escrow Agent. The date of the Closing is sometimes referred to as the “Closing Date.” It is contemplated that the transaction shall be closed with the concurrent delivery of the documents of title and the payment of the Purchase Price.
ARTICLE 2.
PURCHASER'S INSPECTION AND REVIEW RIGHTS
2.1    Due Diligence Inspections.
(a)    From and after the Effective Date until the Closing Date or earlier termination of the inspection rights of Purchaser under this Agreement, Seller shall permit Purchaser and its authorized representatives to inspect the Property, to perform due diligence and environmental investigations, to examine the records of Seller with respect to the Property, and make copies thereof, at such times during normal business hours as Purchaser or its representatives may request. All such inspections shall be nondestructive in nature, and specifically shall not include, without Seller’s prior written consent in its sole and absolute discretion, any physically intrusive testing. All inspection fees, appraisal fees, engineering fees and all other costs and expenses of any kind incurred by Purchaser relating to the inspection of the Property shall be solely Purchaser’s expense. Seller reserves the right to have a representative present at the time of making any such inspection. Purchaser shall notify Seller not less than two (2) Business Days in advance of making any such inspection.
(b)    Purchaser shall not be obligated to deliver to Seller copies of some or all of the reports, surveys and other information furnished to Purchaser by third parties in connection with Purchaser’s inspection of the Property unless consented to by the party preparing same and unless Seller reimburses Purchaser for the cost of such reports and requests a copy of such reports in writing. This Section 2.1(b) shall survive the termination of this Agreement.
(c)    To the extent that Purchaser or any of its representatives, agents or contractors damages or disturbs the Property or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorneys’ fees actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors. Said indemnification shall not extend to pre-existing conditions merely discovered by Purchaser. Said indemnification agreement shall survive the Closing or earlier termination of this Agreement. Purchaser shall maintain and shall ensure that Purchaser’s consultants and contractors maintain commercial general liability insurance in an amount not less than $2,000,000, combined single limit, and in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on Purchaser’s behalf. Purchaser agrees to provide to Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Property by Purchaser or its consultants or contractors, as the case may be, pursuant to this Section 2.1.
2.2    Deliveries by Seller to Purchaser, Purchaser’s Access to Property Records of Seller.
(a)    Seller and Purchaser acknowledge that all of the following (the “Due Diligence Deliveries”) have been delivered to Purchaser (and Purchaser further acknowledges that no additional items are required to be delivered by Seller to Purchaser except as may be expressly set forth in other provisions of this Agreement or reasonably requested in writing by Purchaser during the Inspection Period):

(i)	Copies of the most recent property tax bills with respect to the Property.

(ii)
Copies of all contracts and agreements entered into by Seller relating to the repair, maintenance or operation of the Land, Improvements or Personal Property whether current or scheduled to expire prior to the Closing Date or which will extend beyond the Closing Date, including, without limitation, all equipment leases currently in place, set forth on Exhibit “G” (the “Service Contracts”).

(iii)	A copy of the Existing Title Policy.

(iv)	A copy of the existing survey identified on Exhibit “H” attached hereto and made a part hereof (the “Existing Survey”).

(v)	A copy of the existing environmental report identified on Exhibit “D” attached hereto and made a part hereof (the “Existing Environmental Report”).

(vi)	Copies of all certificates of occupancy and current licenses, if any, with respect to the Property which are in Seller’s possession.

(vii)	Service and maintenance records report of the Property’s major systems and mechanicals covering the period 01.01.12 through 12.31.13.

(viii)
copies of available surveys, construction plans and specifications, copies of any permits, licenses or other similar documents, available records of any operating costs and expenses and similar materials relating to the construction, operation, maintenance, repair, and management of the Property, in each case to the extent any or all of the same are available to Seller or Seller’s agent, subject, however, to the limitations of any confidentiality or nondisclosure agreement to which Seller may be bound, and provided that Seller shall not be required to deliver or make available to Purchaser any appraisals, third party property condition reports (other than the Existing Environmental Report) obtained by Seller in connection with the Property, strategic plans for the Property, internal analyses, information regarding the marketing for sale of the Property, submissions relating to Seller’s obtaining of corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller reasonably deems confidential or proprietary.

Purchaser acknowledges and agrees that Seller makes no representation or warranty of any nature whatsoever, express or implied, with respect to the ownership, enforceability, accuracy, or adequacy of any of such records, evaluations, data, investigations, reports or other materials. If the Closing contemplated hereunder fails to take place for any reason, or if Purchaser or Seller elect to terminate the inspection rights of Purchaser under this Agreement, Purchaser shall promptly return (or certify as having destroyed) all copies of materials furnished by Seller or Seller’s representatives relating to the Property; provided, however, that Purchaser shall not be required to return or destroy any materials provided to Purchaser by electronic transmission or any materials in the back-up systems of Purchaser. In addition, Purchaser shall not be required to return or destroy any materials to the extent that Purchaser, pursuant to its record retention policy for legal or regulatory purposes, customarily retains the same. It is understood and agreed that Seller shall not have any obligation to obtain, commission or prepare any such books, records, files, reports or studies not now in the possession or control of Seller or its agents.
2.3    Condition of the Property.
(a)    Purchaser and Seller mutually acknowledge and agree that the Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS,” known or unknown, contingent or existing. Purchaser has the sole responsibility fully to inspect the Property, to investigate all matters relevant thereto, including, without limitation, the condition of the Property, and to reach its own, independent evaluation of any risks (environmental or otherwise) or rewards associated with the ownership, leasing, management and operation of the Property. Effective as of the Closing and except as expressly set forth in this Agreement, Purchaser hereby waives and releases Seller and its officers, directors, shareholders, partners, agents, affiliates, employees and successors and assigns from and against any and all claims, obligations and liabilities arising out of or in connection with the Property.
(b)    Except as set forth herein, to the fullest extent permitted by law, Purchaser does hereby unconditionally waive and release Seller and its officers, directors, shareholders, partners, agents, affiliates and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Property or any adjacent property prior to or after the date hereof (collectively, “Environmental Liabilities”); provided, however, that the foregoing release as it applies to Seller, its officers, directors, shareholders, partners, agents, affiliates and employees, shall not release Seller from any Environmental Liabilities of Seller relating to any Hazardous Substances which may be placed, located or released on the Property by Seller after the date of Closing. The terms and provisions of this Section 2.3 shall survive the Closing.
2.4    Title and Survey. Purchaser shall order, at Seller’s expense, from Chicago Title Insurance Company (the “Title Company”) a preliminary title commitment with respect to the Property, with extended coverage, issued in favor of Purchaser (the “Title Commitment”). Purchaser shall order, at Seller’s expense, a new ALTA/ACSM Land Title survey, prepared pursuant to the minimum standard detail requirements for ALTA/ACSM Land Title Surveys effective February 23, 2011, and including those optional survey responsibilities and specifications from Table A thereof as are requested by Purchaser in writing with its initial survey order to the surveyor (the “Survey”). The Survey shall reflect all improvements, access to public streets and showing all utilities. The Survey shall also reflect easements, uses and encumbrances listed on the Title Commitment (identifying each by recording reference, where applicable), recite the exact area of the Land (both in terms of square-footage and in acres), and state the flood zone classification(s) of the Property. Further, the Survey shall be certified to Purchaser, to the Title Company and to such other persons, firms or corporations as Purchaser may reasonably request. Purchaser shall promptly deliver to Seller copies of the Title Commitment and Survey. Purchaser shall have until the date which is ten (10) days prior to the expiration of the Inspection Period to give written notice to Seller of such objections as Purchaser may have to any exceptions to title disclosed in the Title Commitment or otherwise in Purchaser’s examination of title, and Purchaser shall have until the earlier of the date which is ten (10) days following Purchaser’s receipt of the Survey or the expiration of the Inspection Period to give written notice to Seller of such objections as Purchaser may have to the Survey (each such date an “Objection Date” and each such written notice a “Title Notice”). Subject to the next paragraph in this Section 2.4, any title or Survey matters which Purchaser fails to raise in a Title Notice on or before the applicable Objection Date shall be deemed Permitted Exceptions.
Seller shall have the right, but not the obligation (except as to Monetary Objections, defined below), to attempt to remove, satisfy or otherwise cure any exceptions to title to which the Purchaser so objects. Within five (5) days after receipt of Purchaser’s Title Notice, Seller shall give written notice to Purchaser informing the Purchaser of Seller’s election with respect to such objections. If Seller fails to give written notice of election within such five (5) day period, Seller shall be deemed to have elected not to attempt to cure the objections (other than Monetary Objections). If Seller elects to attempt to cure any objections, Seller shall be entitled to one or more reasonable adjournments (not to exceed 15 days in the aggregate)_of the Closing to attempt such cure, but, except for Monetary Objections, Seller shall not be obligated to expend any sums, commence any suits or take any other action to effect such cure. Except as to Monetary Objections, if Seller elects, or is deemed to have elected, not to cure any exceptions to title to which Purchaser has objected on or before the applicable Objection Date, or, if after electing to attempt to cure, Seller determines that it is unwilling or unable to remove, satisfy or otherwise cure any such exceptions, Purchaser’s sole remedy hereunder in such event shall be either (i) to accept title to the Property subject to such exceptions as if Purchaser had not objected thereto (in which case such objections shall be deemed to be “Permitted Exceptions”), or (ii) to terminate this Agreement within five (5) days after receipt of written notice from Seller either of Seller’s election (or deemed election) not to attempt to cure any objection or of Seller’s determination, having previously elected to attempt to cure, that Seller is unable or unwilling to do so, whereupon Escrow Agent shall return the Earnest Money to Purchaser.
Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall be obligated to cure or satisfy all Monetary Objections at or prior to Closing, and Seller may use the proceeds of the Purchase Price at Closing for such purpose. Monetary Objections shall be deemed “cured” and “satisfied” upon the deposit by Seller (which may be from proceeds of the Purchase Price) with the Title Company at Closing of funds sufficient to pay the underlying obligation relating to such Monetary Objection and the waiver of any title objection as it relates to the Monetary Objection.
As used herein, “Monetary Objections” shall mean (a) mortgages, mechanic’s and materialmen’s liens created by, through or under Seller, and all other liens created by, through or under Seller securing the repayment of money, (b) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, and (c) any judgment, violation or lien of record against Seller, or, to the extent caused by Seller, the Property, in the county, town or other applicable jurisdiction in which the Property is located.
Whether or not Purchaser shall have furnished to Seller a Title Notice pursuant to the foregoing paragraph, Purchaser may, at or prior to Closing, promptly upon Purchaser obtaining knowledge thereof, notify Seller in writing of any objections to title first raised by the Title Company or the surveyor between the applicable Objection Date for title or survey exceptions and the date on which the transaction contemplated hereby is scheduled to close. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the applicable Objection Date. If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically adjourned, if necessary, by a reasonable additional time up to sixty (60) days to effect such a cure.

2.5    Service Contracts. Prior to the expiration of the Inspection Period, Purchaser will designate in a written notice to Seller which Service Contracts Purchaser will assume and which Service Contracts will be terminated by Seller at Closing. Seller will assign and Purchaser will assume the benefits and obligations arising from and after the Closing Date under those Service Contracts which Purchaser has designated will not be terminated. Seller, without cost to Purchaser, shall terminate at Closing all Service Contracts that are not so assumed. Seller shall be solely liable for and indemnify Purchaser from any claim under a Service Contract not assumed by Purchaser. All Service Contracts shall be paid current by Seller. If Purchaser fails to notify Seller in writing on or prior to the expiration of the Inspection Period of any Service Contracts that Purchaser does not desire to assume at Closing, Purchaser shall be deemed to have elected to assume all such Service Contracts and to have waived its right to require Seller to terminate such Service Contracts.
2.6    Termination of Agreement. From the Effective Date until 5:00 P.M. Eastern Standard Time on that date which is forty-five (45) days after the Effective Date (the “Inspection Period”), Purchaser shall have the right to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser or Purchaser’s permitted assignee. Purchaser shall have the right to terminate this Agreement at any time on or before said time and date of expiration of the Inspection Period for any reason, including failure of the national or international boards of Purchaser to approve the purchase of the Property, by giving written notice to Seller of such election to terminate on or before the expiration of the Inspection Period. If Purchaser so elects to terminate this Agreement pursuant to this Section 2.6, Escrow Agent shall pay the Earnest Money to Purchaser, whereupon, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. If Purchaser fails so to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 2.6 and, except for Purchaser’s right to terminate this Agreement and receive the return of the Earnest Money pursuant to Section 2.4 hereof, the Earnest Money shall become non-refundable. The parties acknowledge that this Agreement shall not be void or voidable for lack of mutuality.
2.7    Confidentiality. All information acquired by Purchaser or any of its designated representatives (including by way of example, but not in limitation, the officers, directors, shareholders and employees of Purchaser, and Purchaser’s engineers, consultants, counsel and potential lenders, and the officers, directors, shareholders and employees of each of them) with respect to the Property, whether delivered by Seller or any representatives of Seller or obtained by Purchaser as a result of its inspection and investigation of the Property, examination of the books, records and files of Seller in respect of the Property, or otherwise (collectively, the “Due Diligence Material”) shall be used solely for the purpose of determining whether the Property is suitable for Purchaser’s acquisition and ownership thereof and for no other purpose whatsoever. Prior to Closing, the terms and conditions which are contained in this Agreement and all Due Diligence Material which is not published as public knowledge or which is not generally available in the public domain shall be kept in strict confidence by Purchaser and shall not be disclosed to any individual or entity other than to those authorized representatives of Purchaser and Purchaser’s prospective and actual counsel, accountants, professionals, consultants, attorneys and lenders, who need to know the information for the purpose of assisting Purchaser in evaluating the Property for Purchaser’s potential acquisition thereof; provided, however, that Purchaser shall have the right to disclose any such information if required by applicable law or as may be necessary in connection with any court action or proceeding with respect to this Agreement. Purchaser shall and hereby agrees to indemnify and hold Seller harmless from and against any and all loss, liability, cost, damage or expense that Seller may suffer or incur (including, without limitation, reasonable attorneys’ fees actually incurred) as a result of the unpermitted disclosure of any of the Due Diligence Material to any individual or entity other than an appropriate representative of Purchaser and Purchaser’s prospective and actual counsel, accountants, professionals, consultants, attorneys and lenders and/or the use of any Due Diligence Material for any purpose other than as herein contemplated and permitted. The foregoing indemnity shall not extend to disclosure of any Due Diligence Material (i) as may be required by applicable law, or (ii) that is or becomes public knowledge other than by virtue of a breach of Purchaser’s covenant under this Section 2.7. If Purchaser or Seller elects to terminate this Agreement pursuant to any provision hereof permitting such termination, or if the Closing contemplated hereunder fails to occur for any reason, Purchaser will promptly return to Seller all Due Diligence Material in the possession of Purchaser and any of its representatives, and destroy all copies, notes or abstracts or extracts thereof, as well as all copies of any analyses, compilations, studies or other documents prepared by Purchaser or for its use (whether in written or electronic form) containing or reflecting any Due Diligence Material; provided, however, that Purchaser shall not be required to return or destroy any materials provided to Purchaser by electronic transmission or any materials in the back-up systems of Purchaser. In the event of a breach or threatened breach by Purchaser or any of its representatives of this Section 2.7, Seller shall be entitled, in addition to other available remedies, to an injunction, without the necessity of proving actual damages, restraining Purchaser or its representatives from disclosing, in whole or in part, any of the Due Diligence Material and any of the terms and conditions of this Agreement. Nothing contained herein shall be construed as prohibiting or limiting Seller from pursuing any other available remedy, in law or in equity, for such breach or threatened breach. The provisions of this Section 2.7 shall survive any termination of this Agreement.

ARTICLE 3.
CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS
3.1    Seller’s Closing Deliveries. For and in consideration of Purchaser’s delivery to Seller of the Purchase Price, Seller shall obtain or execute and deliver to Purchaser at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:
(a.)Deed. A form of Special Warranty Deed from Seller conveying the Land and Improvements (the “Deed”), subject only to the Permitted Exceptions, and executed and acknowledged by Seller. The legal description of the Land set forth in the Deed shall be based upon and conform to the legal description attached hereto as Exhibit “A” and the survey. If and to the extent that any of the Permitted Exceptions requires the recitation or incorporation in any deed of any provisions of such Permitted Exception, the Deed may conform to such requirements;

(b.)Title and Survey. The Title Policy and the Survey;

(c.)Assignment and Assumption of Service Contracts. Two (2) counterparts of an assignment and assumption of Service Contracts in the form attached hereto as Schedule 2 (the “Assignment and Assumption of Service Contracts”), executed by Seller;

(d.)General Assignment. An assignment of the Intangible Property of Seller in the form attached hereto as Schedule 3 (the “General Assignment”), executed by Seller;

(e.)Bill of Sale. A special warranty Bill of Sale for all personalty.

(f.)ALTA Statement. An ALTA statement from Seller in a form reasonably requested by the Title Company and acceptable to Seller;

(g.)Seller’s Certificate. A certificate from Seller in the form attached hereto as Schedule 4 (“Seller’s Certificate”), evidencing the reaffirmation of the truth and accuracy in all material respects of Seller’s representations and warranties set forth in Section 4.1 hereof, with such modifications thereto as may be appropriate in light of any change in circumstance since the Effective Date to the extent such changes were not the result of a breach by Seller of its obligations under this Agreement;

(h.)FIRPTA Certificate. A FIRPTA Certificate from Seller in the form attached hereto as Schedule 5, or in such other form as applicable laws may require;

(i.)Evidence of Authority. Such documentation as may reasonably be required by the Title Company to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered on behalf of Seller;

(j.)Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement, signed by Seller;

(k.)Surveys and Plans. Such surveys, site plans, plans and specifications, and other matters relating to the Property as are in the possession of Seller to the extent not theretofore delivered to Purchaser;

(l.)Certificates of Occupancy. Original or photocopies of certificates of occupancy for all space within the Improvements located on the Property to the extent not theretofore delivered to Purchaser;

(m.)Notices of Sale to Service Contractors. Seller will join with Purchaser in executing notices, in form and content reasonably satisfactory to Seller and Purchaser (the “Other Notices of Sale”), which Purchaser shall send to each service provider under the Service Contracts assumed by Purchaser at Closing informing such service provider of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s obligations under the Service Contracts arising after the Closing Date and directing that all future statements or invoices for services under such Service Contracts for periods after the Closing be directed to Seller or Purchaser as set forth in said notices;

(n.)Permits, Approvals. Copies of all permits, authorizations and approvals issued by governmental or quasi-governmental authorities, to the extent in Seller’s possession and not theretofore delivered to Purchaser;

(o.)Keys and Records. All of the keys to any door or lock on the Property and the original tenant files and other non-confidential books and records (excluding any appraisals, budgets, third party reports obtained by Seller in connection with the Property (other than the Existing Environmental Report), strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents, or other information, in the possession or control of Seller which Seller reasonably deems proprietary) relating to the Property in the possession of Seller;

(p.)Other Documents. Such other documents and fees as Seller is required to deliver and pay, if any, under this Agreement or as shall be reasonably requested by Purchaser or the Title Company to effectuate the purposes and intent of this Agreement; and

(q.) Possession of the Property. Possession of the Property, subject to the Permitted Encumbrances.

3.2    Purchaser’s Closing Deliveries. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:
(a.)Assignment and Assumption of Service Contracts. Two (2) counterparts of the Assignment and Assumption of Service Contracts, in the form attached hereto at Schedule 1, executed and acknowledged by Purchaser;

(b.)Purchaser’s Certificate. A certificate in the form attached hereto as Schedule 6 (“Purchaser’s Certificate”), evidencing the reaffirmation of the truth and accuracy in all material respects of Purchaser’s representations and warranties contained in Section 4.3 hereof, with such modifications thereto as may be appropriate in light of any change in circumstances since the Effective Date to the extent such changes were not the result of a breach by Purchaser of its obligations under this Agreement;

(c.)Notices of Sale to Service Contractors. Purchaser shall execute the Other Notices of Sale to service providers as contemplated in Section 3.1(l) hereof;

(d.)Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement, signed by Purchaser;

(e.)Evidence of Authority. A copy of resolutions of the Board of Directors of Purchaser, certified by the Secretary or Assistant Secretary of Purchaser to be in force and unmodified as of the date and time of Closing, authorizing the purchase contemplated herein, the execution and delivery of the documents required hereunder, and designating the signatures of the persons who are to execute and deliver all such documents on behalf of Purchaser or if Purchaser is not a corporation, such documentation as Seller or the Title Company may reasonably require to establish that this Agreement, the transaction contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered; and

(f.)Other Documents. Such other documents and fees as Purchaser is required to deliver and pay under this Agreement or as shall be reasonably requested by Seller to effectuate the purposes and intent of this Agreement.

3.3    Closing Costs. Seller shall pay the cost of all documentary stamps or transfer taxes imposed upon the conveyance of the Property, the costs of obtaining the Survey, the customary and reasonable cost of all title examination fees and expenses and of title insurance premiums payable with respect to the owner’s title insurance policy issued by the Title Company to Purchaser, including the cost of extended coverage, one-half of the cost of escrow or any other Closing fees, the attorneys’ fees of Seller, the brokerage commissions due Purchaser’s Broker and Seller’s Broker pursuant to Section 10.2 of this Agreement, the cost of recording any documents necessary to satisfy any Monetary Objections, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto.
Purchaser shall pay the cost of all endorsements to Purchaser’s owner’s title insurance policy, the costs of issuing and title insurance premiums for any mortgagee title insurance policy obtained by Purchaser, the cost of recording the Deed and all other recording fees on all instruments to be recorded in connection with these transactions except recording costs necessary to satisfy any Monetary Objections, one-half of the cost of escrow or any other Closing fees, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Property (including without limitation appraisal costs, environmental audit and assessment costs, and engineering review costs) and in closing and consummating the purchase and sale of the Property pursuant hereto.

3.4    Prorations and Credits. The following items in this Section 3.4 shall be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing, based upon the actual number of days in the applicable month or year:
(a)    Taxes. Purchaser acknowledges that in Cook County, Illinois where the Property is located, all real estate taxes (“Taxes”) are paid in arrears, such that Taxes for calendar year 2013 are payable in calendar year 2014. Taxes are paid in two installments due in March and October. Seller shall be responsible to pay both installments of the 2013 Taxes payable in 2014 (including, without limitation, real estate taxes for tax parcels 01-32-302-024-0000, 01-32-302-025-0000, 01-31-400-016-0000 and 01-31-400-017-0000). Prior to Closing Seller shall pay the first installment of 2013 Taxes due and payable in March, 2014. If the second installment of 2013 Taxes is not available at Closing, Seller shall credit Purchaser the sum of $257,228 toward the second installment of 2013 real estate taxes. Seller and Purchaser agree to reprorate 2013 Taxes paid in 2014 upon receipt of the actual tax bills. Purchaser shall receive a credit at Closing of $125,000 toward the payment of 2014 Taxes payable in 2015, and Purchaser shall be responsible to pay, when due in 2015, any and all Taxes (including, without limitation, real estate taxes for tax parcels 01-32-302-024-0000, 01-32-302-025-0000, 01-31-400-016-0000 and 01-31-400-017-0000) for calendar year 2014.
(b)    Operating Expenses. Installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable by Seller as of the Closing Date shall be prorated as of the Closing Date and adjusted against the Purchase Price, provided that within ninety (90) days after the Closing, Purchaser and Seller will make a further adjustment for such expenses which may have accrued or been incurred prior to the Closing Date, but which were not paid as of the Closing Date. The provisions of this Section 3.4 shall survive the Closing.
ARTICLE 4.
REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS
4.1    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser:
(a)    Organization, Authorization and Consents. Seller has the right, power and authority to enter into this Agreement and to sell the Property in accordance with the terms and provisions of this Agreement, to engage in the transaction contemplated in this Agreement, and to perform and observe all of the terms and provisions hereof, and Seller is a duly organized and validly existing general partnership under the laws of the State of Georgia, qualified to do business in the state where the Property is located.
(b)    Action of Seller, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, the individuals executing this Agreement on behalf of Seller have the right, power and authority to do so, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
(c)    No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.
(d)    Litigation. To Seller’s knowledge, and except as disclosed on Exhibit “F” attached hereto, Seller has not received notice of any pending or threatened suit, action or proceeding, which (i) if determined adversely to Seller, materially and adversely affects the use or value of the Property, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property or any portion thereof.
(e)    Leases. Seller represents that there are no tenants in the Property that have a claim under any lease. There are no existing leases encumbering the Property. Seller has not entered into any contract or agreement with respect to the occupancy of the Property or any portion or portions thereof which will be binding on Purchaser or the Property after the Closing.
(f)    Leasing Commissions. Except as disclosed in Exhibit “C” attached hereto (the “Commission Agreements”), Seller is not a party to any lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof, and all leasing commissions and brokerage fees accrued or due and payable under the Commission Agreements with respect to the Property as of the date hereof and at the Closing have been or shall be paid in full.
(g)    Management Agreement. Except for that certain management agreement more particularly described on Exhibit “G” attached hereto and made a part hereof (the “Management Agreement”), there is no agreement currently in effect relating to the management of the Property; and Seller shall cause such Management Agreement to be terminated as of the Closing Date.

(h)    Taxes and Assessments. Except as may be set forth on Exhibit “J” attached hereto and made a part hereof, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property.
(i)    Compliance with Laws. To Seller’s knowledge, notices of prior violations of law or municipal or county ordinance are set forth on Exhibit “F”. To Seller’s knowledge, and except as set forth on Exhibit “F”, Seller has received no notice alleging any violations of law (including any Environmental Law), municipal or county ordinances, or other legal requirements with respect to the Property where such violations remain outstanding.
(j)    Other Agreements. To Seller’s knowledge, other than the Service Contracts, the Management Agreement, the agreement with Purchaser’s Broker and Seller’s Broker described at Section 10.2 hereof, and the Permitted Exceptions, there are no leases, management agreements, brokerage agreements, leasing agreements or other agreements or instruments in force or effect that grant to any person or any entity (other than Seller) any right, title, interest or benefit in and to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property which will survive the Closing or be binding upon Purchaser other than those which Purchaser has agreed in writing to assume prior to the expiration of the Inspection Period (or is deemed to have agreed to assume).
(k)    Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.
(l)    Environmental. (i) To Seller’s knowledge, or except as may be set forth in the Existing Environmental Report or Reports set forth on Exhibit “D”, copies of which have been delivered to Purchaser or as otherwise disclosed to Purchaser, or other written Due Diligence Material, Seller has received no written notice from any governmental authority as to any violations of or failure to comply with any Environmental Law relating to Hazardous Substances at the Property and (ii) to Seller’s knowledge, there exists no violation of any Environmental Law affecting the Property.
(m)    No Bankruptcy. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of any of Seller’s assets, suffered the attachment or other judicial seizure of any of Seller’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.
(n)    OFAC. (i) Neither Seller, nor to Seller’s knowledge, any of Seller’s partners, officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) to Seller’s knowledge, Seller is not owned or controlled, directly or indirectly by the government of any country that is subject to a United States Embargo; (iii) to Seller’s knowledge, Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and (iv) to Seller’s knowledge, Seller is not engaged in the transaction contemplated hereby directly or indirectly on behalf of, or facilitating the transaction contemplated hereby directly or indirectly on behalf of, any such person, group, entity or nation.
The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed made as of the date hereof and remade by Seller as of the Closing Date in all material respects, with the same force and effect as if made on, and as of, such date, subject to Seller’s right to update such representations and warranties by written notice to Purchaser and in the certificate of Seller to be delivered pursuant to Section 3.1(f) hereof.
Except as otherwise expressly provided in this Agreement or in any documents to be executed and delivered by Seller to Purchaser at the Closing, Seller has not made, and Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Property, whether made by Seller, on behalf of Seller, or otherwise, including, without limitation, the physical condition of the Property, title to or the boundaries of the Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, past or future economic performance of the tenant or the Property, and any other information pertaining to the Property or the market and physical environments in which the Property is located. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of Purchaser’s own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Property and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be executed and delivered by Seller to Purchaser at the Closing, made (or purported to be made) by Seller or anyone acting or claiming to act on behalf of Seller. Purchaser will inspect the Property and become fully familiar with the physical condition thereof and, subject to the terms and conditions of this Agreement, shall purchase the Property in its “as is, where is” condition, “with all faults,” on the Closing Date. The provisions of this Section 4.1 shall survive the Closing for the period of time set forth at Section 9.4 hereof.

4.2    Knowledge Defined. All references in this Agreement to the “knowledge of Seller” or “to Seller’s knowledge” shall refer to the actual knowledge of Damian Miller, Senior Vice President and asset manager for Seller who has been actively involved in the management of Seller’s business in respect of the Property for Seller, and Karen Purdy, Director of Capital Markets for Seller. The term “knowledge of Seller” or “to Seller’s knowledge” shall not be construed to impose on the individuals named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individuals named above arising out of any representations or warranties made herein or otherwise.
4.3.    Representations and Warranties of Purchaser.
(a)    Organization, Authorization and Consents. Purchaser is a duly organized and validly existing corporation under the laws of the State of Illinois. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.
(b)    Action of Purchaser, Etc. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, the individuals executing this Agreement on behalf of Purchaser have the right, power and authority to do so, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
(c)    No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.
(d)    Litigation. To Purchaser’s knowledge, Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.
(e)    No Bankruptcy. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of any of Purchaser’s assets, suffered the attachment or other judicial seizure of any of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.
(f)    OFAC. (i) Neither Purchaser, nor to Purchaser’s knowledge, any of Purchaser’s owners, or any officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) to Purchaser’s knowledge, Purchaser is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; (iii) to Purchaser’s knowledge, Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and (iv) to Purchaser’s knowledge, Purchaser is not engaged in the transaction contemplated hereby directly or indirectly on behalf of, or facilitating the transaction contemplated hereby directly or indirectly on behalf of, any such person, group, entity or nation.
The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date subject to Purchaser’s right to update such representations and warranties by written notice to Seller and in Purchaser’s certificate to be delivered pursuant to Section 3.2(c) hereof. The provisions of this paragraph shall survive the Closing for the period set forth at Section 9.4 hereof.
ARTICLE 5.
COVENANTS
5.1.    Covenants and Agreements of Seller.
(a)    Leasing Arrangements. During the pendency of this Agreement Seller will not enter into any lease affecting the Property.
(b)    New Contracts. During the pendency of this Agreement, Seller will not enter into any contract, or modify, amend, renew or extend any existing contract, that will be an obligation affecting the Property or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance (which Purchaser agrees not to withhold or delay unreasonably), except contracts entered into in the ordinary course of business that are terminable by Seller without cause (and without penalty or premium) prior to the Closing.
(c)    Operation of Property. During the pendency of this Agreement, Seller shall continue to operate and maintain the Property in a good and businesslike fashion consistent with the operation and maintenance of similarly situated properties in the greater Chicago metropolitan area.
(d)    Insurance. During the pendency of this Agreement, Seller shall, at Seller’s expense, continue to maintain the insurance policies covering the Improvements.
(e)    No Settlement of Tax Contests. Seller shall not withdraw, settle or compromise any tax protest or reduction proceedings on the Property without Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed) if such proceedings relate to taxes payable on or after Closing.
ARTICLE 6.
CONDITIONS TO CLOSING
6.1    Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder to consummate the transaction contemplated by this Agreement shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing (or at such earlier time as may be provided below), any of which may be waived by Purchaser in its sole discretion at or prior to the Closing Date:
(a.)Seller shall have performed, in all material respects, all covenants, agreements and undertakings of Seller contained in this Agreement;

(b.)All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, (subject to being updated as provided in Section 3.1(f) hereof);

(c.)The Title Company shall at Closing have delivered or irrevocably committed itself in writing to deliver to Purchaser an ALTA Form owner's title insurance policy in the amount of the Purchase Price insuring Purchaser as owner of the Property, subject only to the Permitted Exceptions, and with extended coverage over the standard general exceptions (the “Title Policy”). Purchaser may request that the Title Company provide such endorsements to Purchaser’s Title Policy as Purchaser may require; provided, however, Purchaser acknowledges and agrees that (a) such endorsements shall be at no cost to, and shall impose no additional liability on, Seller, (b) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to Closing without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Purchaser’s request for endorsements; and provided further, that the parties acknowledge and agree that Purchaser possesses the right to terminate the Agreement during the Inspection Period for any reason, including if Purchaser is unable to obtain any endorsements to Purchaser’s Title Policy that Purchaser may request.

(d.)Receipt by Purchaser, at its expense, of a property zoning report confirming that the office use of the Property conforms with the zoning applicable to the Property.

(e.)In the event any condition in clause (a), (b), (c) or (d) of this Section 6.1 has not been satisfied (or otherwise waived by Purchaser) prior to or on the Closing Date (as the same may be extended or postponed as provided in this Agreement), Purchaser shall have the right, in its sole discretion, to terminate this Agreement by written notice to Seller given prior to the Closing, whereupon (i) Escrow Agent shall return the Earnest Money to Purchaser; and (ii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.

6.2    Conditions Precedent to Seller’s Obligations. The obligations of Seller hereunder to consummate the transactions contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing (or at such earlier time as may be provided below), any of which may be waived by Seller in Seller’s sole discretion by written notice to Purchaser at or prior to the Closing Date:
(a.)Purchaser shall have paid and Seller shall have received the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, which Purchase Price shall be payable in the amount and in the manner provided for in this Agreement;
(b.)Purchaser shall have performed, in all material respects, all covenants, agreements and undertakings of Purchaser contained in this Agreement; and

(c.)All representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, (subject to being updated as provided in Section 3.2(c) hereof).
ARTICLE 7.
RISK OF LOSS
7.1    Casualty. Risk of loss up to the Closing Date shall be borne by Seller. However, in the event of any immaterial damage or destruction to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and Purchaser will receive a credit at Closing equal to the costs to repair the damage or destruction, which costs shall be agreed upon by the parties. For purposes of this Agreement, the term “immaterial damage or destruction” shall mean such instances of damage or destruction of the Property which can be repaired or restored at or below a cost of $50,000
In the event of any material damage or destruction to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within the earlier of twenty (20) days after Purchaser is notified by Seller of such damage or destruction, or the Closing Date, but in no event less than ten (10) days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, or (ii) proceed to close under this Agreement, receive a credit at Closing equal to the costs to repair the damage or destruction, which costs shall be agreed upon by the parties and assume responsibility for such repair. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence. If Purchaser elects clause (ii) above, Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from the insurers of Seller. For purposes of this Agreement “material damage or destruction” shall mean all instances of damage or destruction that are not immaterial, as defined herein. The terms of this Section 7.1 shall survive Closing.
7.2    Condemnation. If, prior to the Closing Date, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain (collectively, a “Taking”), Seller shall give Purchaser immediate written notice of such Taking. In the event of any immaterial Taking with respect to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and Purchaser shall receive a credit equal to the value of the property subject to the Taking. For purposes of this Agreement, the term “immaterial Taking” shall mean such instances of Taking of the Property: (i) which do not result in a decrease below the amount required by law in the number of parking spaces at the Property (taking into account the number of additional parking spaces that can be provided within 120 days of such Taking); and (ii) which generate condemnation proceeds of less than $50,000.
In the event of any material Taking of the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within thirty (30) days after receipt of such notice from Seller, elect to terminate this Agreement, or Purchaser may choose to proceed to close. If Purchaser chooses to terminate this Agreement in accordance with this Section 7.2, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. For purposes of this Agreement “material Taking “ shall mean all instances of a Taking that are not immaterial, as defined herein.
If Purchaser does not elect to, or has no right to, terminate this Agreement in accordance herewith on account of a Taking, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, Purchaser shall receive a credit equal to the value of the Taking, and at the Closing, Seller shall retain or Purchaser shall assign back to Seller all of the right, title, and interest of the Property owner in and to any awards applicable to the Property that have been or that may thereafter be made for such taking. The terms of this Section 7.2 shall survive Closing.
ARTICLE 8.
DEFAULT AND REMEDIES
8.1    Purchaser’s Default. If Purchaser fails to consummate this transaction for any reason other than the default of Seller, failure of a condition to Purchaser’s obligation to close, or the exercise by Purchaser of an express right of termination granted herein, Seller shall be entitled, as its sole remedy hereunder, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money is a reasonable estimate of the probable loss of Seller in the event of default by Purchaser. The retention by Seller of said Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain the Earnest Money as full liquidated damages is the sole and exclusive remedy of Seller in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenant that it shall not) sue the Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. The foregoing liquidated damages provision shall not apply to or limit Purchaser’s liability for Purchaser’s obligations under Sections 2.1(b), 2.1(c), 2.7 and 9.2 of this Agreement or for Purchaser’s obligation to pay to Seller all attorney’s fees and costs of Seller to enforce the provisions of this Section 8.1. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds the actual damages of Seller or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.
8.2    Seller’s Default. If Seller fails to perform any of its obligations under this Agreement for any reason other than Purchaser’s default, failure of a condition to Seller’s obligation to close, or the permitted termination of this Agreement by Seller or Purchaser as expressly provided herein, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money from Escrow Agent and Seller shall reimburse Purchaser for Purchaser’s actual, out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the transaction contemplated by this Agreement, up to a maximum of $50,000, as reasonably demonstrated to Seller (e.g., with copies of invoices, paid receipts, etc.) (such amount, the “Diligence Reimbursement”)], which return and reimbursement shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of the obligation of Seller to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement; it being specifically understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Except as set forth in the next sentence of this Section 8.2, Purchaser expressly waives its rights to seek damages in the event of the default of Seller hereunder. In the event Seller deliberately or willfully refuses or fails to consummate Closing in violation of the terms of this Agreement, by selling the Property to a third party rather than to Purchaser, and as a result thereof specific performance is not an available remedy to Purchaser, then in addition to the remedies provided in this Section 8.2, Purchaser may bring an action against Seller for Purchaser’s actual damages incurred (but not consequential or punitive damages) as the result of Seller conveying the Property to such third party.
ARTICLE 9.
INDEMNIFICATION
9.1    Indemnification by Seller. Following the Closing and subject to Sections 9.3 and 9.4, Seller shall indemnify and hold Purchaser, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Purchaser-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement, or in any certificate, instrument or other document delivered pursuant to this Agreement (each, a “Closing Document”, and (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing Document.
9.2    Indemnification by Purchaser. Subject to Sections 9.3 and 9.4, Purchaser shall indemnify and hold Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by Purchaser contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Purchaser contained in this Agreement which survives the Closing or in any Closing Documents.
9.3    Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 9.1, (a) Seller shall not be required to indemnify Purchaser or any Purchaser-Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 9.1 above exceeds $50,000 (the “Basket Limitation”), at which point Seller shall have liability for the total amount for which an indemnity would be payable by Seller, (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 9.1 above exceed in the aggregate $250,000 (the “Cap Limitation”), (c) if prior to the Closing, Purchaser obtains knowledge in writing of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a “Purchaser Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Purchaser and any Purchaser-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 9 for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Breach, and (d) notwithstanding anything herein to the contrary, the Basket Limitation and the Cap Limitation shall not apply with respect to Losses suffered or incurred as a result of breaches of any covenant or agreement of Seller set forth in Section 3.3, Section 3.4 or Section 10.2 of this Agreement. Notwithstanding the foregoing provisions of this Section 9.3, the limitations set forth in this Section 9.3 shall not apply to fraud on the part of the persons set forth at Section 4.2 hereof.

9.4.    Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for 365 days after the Closing Date, unless a longer or shorter survival period is expressly provided for in this Agreement, and provided that prior to the date that is 365 days after the Closing Date, Purchaser or Seller, as the case may be, delivers written notice to the other party of such alleged breach specifying with reasonable detail the nature of such alleged breach and files an action with respect thereto within thirty (30) days after the giving of such notice.
9.5    Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, or covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under Section 2.1(c), Section 10.2, and this Article 9.
ARTICLE 10.
MISCELLANEOUS
10.1    Assignment. This Agreement may not be assigned by either party without the written consent of the other, except that this Agreement and all of Purchaser’s rights hereunder may be transferred and assigned to any entity wholly-owned by Purchaser on not less than ten (10) Business Days’ notice to Seller. Any assignee or transferee under any such assignment or transfer by Purchaser as to which the written consent of Seller has been given or as to which the consent of Seller is not required hereunder shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement (whether arising or accruing prior to or after the assignment or transfer) by written instrument delivered to Seller as a condition to the effectiveness of such assignment or transfer. No assignment or transfer shall relieve the original Purchaser of any duties or obligations hereunder, and the written assignment and assumption agreement shall expressly so provide. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.
10.2    Brokerage Commissions. Upon the Closing, and only in the event the Closing occurs, Seller shall pay a brokerage commission to CBRE, Inc., Purchaser’s broker (“Purchaser’s Broker”), pursuant to a separate agreement between Seller and Broker. Broker is representing Purchaser in this transaction. Upon the Closing, and only in the event the Closing occurs, Seller shall pay a brokerage commission to Cushman & Wakefield of Illinois, Inc., Seller’s broker (“Seller’s Broker”), pursuant to a separate agreement between Seller and Broker. Seller’s Broker is representing Seller in this transaction. Seller shall and does hereby indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby, and arising out of any acts or agreements of Seller, including any claim asserted by Purchaser’s Broker or Seller’s Broker. Likewise, and except for any claims asserted by Purchaser’s Broker or Seller’s Broker, Purchaser shall and does hereby indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Seller shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Property contemplated hereby and arising out of the acts or agreements of Purchaser. This Section 10.2 shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement.
10.3    Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile or other electronic transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:
PURCHASER:            Bramwell Higgins
c/o The Salvation Army
10 West Algonquin Road
Des Plaines, IL 60016
Facsimile:
Email:

with a copy to:            Mitchell J. Melamed
Aronberg Goldgehn Davis & Garmisa
330 North Wabash - Suite 1700
Chicago, IL 60611
Facsimile: 312-828-9635
Email:    mmelamed@agdglaw.com

SELLER:            Wells Fund XIII - REIT Joint Venture Partnership
c/o Piedmont Office Realty Trust, Inc.
11695 Johns Creek Parkway - Suite 350
Johns Creek, GA 30097-1523
                    Attention: Karen N. Purdy
Facsimile: 770.418.8734
Email: karen.purdy@piedmontreit.com

with a copy to:            Wells Fund XIII - REIT Joint Venture Partnership
                c/o Piedmont Office Realty Trust, Inc.
11695 Johns Creek Parkway - Suite 350
Johns Creek, GA 30097-1523
                    Attention: Thomas A. McKean, Esq.
Facsimile: 770.418.8711
Email: tom.mckean@piedmontreit.com

ESCROW AGENT:        Chicago Title Insurance Company
Krystina Cozzie
10 South LaSalle Street, Suite 3100
Chicago, Illinois 60603
Facsimile: 312 223-2076
Email: Krystina.Cozzie@ctt.com

with copy to:            Chicago Title Insurance Company
c/o Judy A. Hudson
Assistant Vice President
Fidelity National Title Group
5565 Glenridge Connector
Suite 300
Atlanta, GA 30342
404-419-3224 direct
404-419-3209
Email: Judy.Hudson@fntg.com

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt, and (iii) sent by facsimile or other electronic transmission shall be deemed effectively given or received on the day of such electronic transmission of such notice or other communication and confirmation of such transmission if transmitted and confirmed prior to 5:00 p.m. Eastern Standard Time on a Business Day and otherwise shall be deemed effectively given or received on the first Business Day after the day of transmission of such notice and confirmation of such transmission. Refusal to accept delivery shall be deemed delivered. Any notices given by the attorneys for the parties shall be deemed effective as if given by such party.
10.4    Possession. Full and exclusive possession of the Property, subject to the Permitted Exceptions and the rights of the tenant under the Lease, shall be delivered by Seller to Purchaser on the Closing Date.
10.5    Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.
10.6    Publicity. Except for disclosures required by law or governmental regulations applicable to such party, and except that Seller may issue a press release announcing the upcoming sale of the Property upon expiration of the Inspection Period provided such press release does not name Purchaser or disclose the terms and conditions of this Agreement, the parties agree that prior to Closing no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto.
10.7    Discharge of Obligations. The acceptance by Purchaser of the Deed hereunder shall be deemed to constitute the full performance and discharge of each and every warranty and representation made by Seller and Purchaser herein and every agreement and obligation on the part of Seller and Purchaser to be performed pursuant to the terms of this Agreement, except those warranties, representations, covenants and agreements which are specifically provided in this Agreement to survive Closing.
10.8    Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.
10.9    Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
10.10    Sale Notification Letters to Service Providers. Promptly following the Closing, Purchaser shall deliver the Notices of Sale to each service provider, the obligations under whose respective Service Contracts Purchaser has assumed at Closing.
10.11    General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by Seller and Purchaser. Subject to the provisions of Section 10.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed, interpreted and enforced under the laws of the State where the Property is located. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.
10.12    Attorneys’ Fees. If either party institutes a legal action against the other relating to this Agreement or any default hereunder, the unsuccessful party to such action will reimburse the successful party for the reasonable expenses of prosecuting or defending such action, including without limitation reasonable attorneys’ fees and disbursements and court costs. The obligations under this Section 10.12 shall survive the Closing or earlier termination of this Agreement.
10.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile or electronic mail, and the signature page of either party to any counterpart may be appended to any other counterpart.
10.14    Effective Agreement. The submission of this Agreement for examination is not intended to nor shall constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the Property. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart of this Agreement has been executed and delivered by each party hereto.
10.15    Waiver of Jury Trial. To the extent permitted by law, each party hereby waives, irrevocably and unconditionally, trial by jury in any action brought on, under, or by virtue of or relating in any way to this Agreement or any of the documents executed in connection herewith, the Property, or any claims, defenses, rights of set-off, or other actions pertaining hereto or to any of the foregoing.
10.16    Covenant Not To Record. Purchaser will not record this Agreement or any memorandum thereof, and any such recording shall constitute a default by Purchaser hereunder.
10.17    Time is of the Essence. Time is of the essence with respect to all of the terms and conditions set forth in this Agreement.
10.18    Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange (such payment obligation shall survive Closing or any termination of this Agreement). Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.
10.19    Certain Definitions
(a.)“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the state where the Property is located are authorized by law or executive action to close.
(b.)Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree now or hereafter relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §§9601 et seq., the federal Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§ 6901 et seq., the federal Water Pollution Control Act (“CWA”), 33 U.S.C. §§1251 et seq., the federal Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act (“TSCA”), 7 U.S.C. §§ 136 et seq., the Safe Drinking Water Act (“SDWA”), 42 U.S.C. §§ 300f et seq., the Occupation Safety and Health Act of 1970 (the “OSH Act”), 29 U.S.C. §§ 651 et seq., the Noise Control Act (42 U.S.C. § 4901 et seq.), and any state and local environmental laws, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.
(c.)“Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls).

[Signatures begin on following page]

SIGNATURE PAGE TO
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
Wells Fund XIII - REIT Joint Venture Partnership (“SELLER”)
AND
The Salvation Army (“PURCHASER”)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

Wells Fund XIII-REIT Joint Venture Partnership,
a Georgia joint venture partnership

By: Wells Real Estate Fund XIII, L.P.,
a Georgia limited partnership

By: Wells Capital, Inc.,
a Georgia corporation, as General Partner

By: /s/ F. Parker Hudson
Name: F. Parker Hudson
Title: AVP

Piedmont Operating Partnership, LP,
a Delaware limited partnership

By: Piedmont Office Realty Trust, Inc.,
a Maryland corporation, its sole General Partner

By: /s/ Robert E. Bowers
Name: Robert E. Bowers
Title: Executive Vice President

PURCHASER:

The Salvation Army

By:/s/ Bramwell E. Higgins
Name:Bramwell E. Higgins
Title:Secretary

AGREEMENT AND CONSENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to hold the Earnest Money in escrow in accordance with the provisions and otherwise comply with the provisions of Exhibit I to this Agreement.
In witness whereof, the undersigned has executed this Agreement as of the day, month and year first above written.

Chicago Title Insurance Company

By: /s/ Judy Hudson
Name: Judy Hudson
Title: AVP